Exhibit 10.2
BRIDGE PROMISSORY NOTE
Effective Date: April 7, 2022
FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, CORE SCIENTIFIC, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of BRF FINANCE CO, LLC or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), together with all accrued interest thereon and all accrued fees as provided in this Bridge Promissory Note (this “Note”).
1. Definitions; Interpretation.
1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1.
“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including (a) the U.S. federal Bank Secrecy Act (as amended), 31 USC § 5311 et seq., and its implementing regulations; (b) the U.S. federal Money Laundering Control Act of 1986 (as amended), 18 USC § 1956 et seq. and 18 USC § 1957 et seq., and (c) any other applicable Law related to money laundering and terrorism financing.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Rate” means the per annum rate equal to seven percent (7.0%).
“B. Riley Notes” means, collectively and individually, (i) this Note and (ii) that certain Bridge Promissory Note, dated as of even date herewith, executed by Borrower, as borrower, in favor of B. Riley Commercial Capital, LLC, as noteholder, as amended, restated, supplemented or otherwise modified from time to time.
“Beneficial Ownership Regulation” has the meaning set forth Section 13.10.
“Borrower” has the meaning set forth in the introductory paragraph.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash Equivalents” as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia having capital, surplus, and undivided profits aggregating in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00), having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than two hundred and seventy (270) days after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.
“Change of Control” means (a) any person or group of persons within the meaning of § 13(d) of the Securities Exchange Act of 1934 (excluding any employee benefit plan of such person, and any person or entity acting in its capacity as trustee, agent or fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly, of 40% or more of the outstanding Equity Interests of the Borrower, or (b) during the term of this Agreement, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of such board on the Closing Date, (ii) whose election or nomination to such board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such board or (iii) whose election or nomination to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board.
“Closing Date” means the date on which the conditions precedent set forth in Section 12 are satisfied or waived.
“Convertible Notes” means the convertible promissory notes issued pursuant to that certain (i) Senior Secured Convertible Note Purchase Agreement, dated as of April 19, 2021 and (ii) Convertible Note Purchase Agreement, dated as of August 20, 2021, in each case, by and among the Borrower, certain other Subsidiaries of the Borrower from time to time party thereto, as guarantors, the purchasers party thereto and U.S. Bank National Association, as note agent and collateral agent for such purchasers.
“Code” means the Internal Revenue Code of 1986, as amended.
“Debt” means, as to any Person, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services

(excluding (x) trade payables arising in the ordinary course of business which are not past due by more than sixty (60) days), (y) intercompany charges of expenses and deferred revenue, payroll liabilities and deferred compensation and (z) any purchase price adjustments, indemnity requirements, earnouts and milestone, royalty, contingent or other deferred payment obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and if not paid within fifteen (15) days after being due and payable; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) with respect to obligations as lessee under capital leases, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of any Debt set out in clauses (a) through (f) of such Person; and (h) Debt (excluding prepaid interest thereon) set out in clauses (a) through (g) of a third person secured by any Lien on any asset of such Person, whether or not such Debt has been assumed by such Person (provided that if such Debt has not been so assumed the amount of such Debt shall be the lesser of (A) the fair market value of such asset at the date of determination as determined by such Person in good faith and (B) the amount of the Debt so secured). For all purposes hereof, the Debt of a Person shall include the Debt of any partnership, unlimited liability company, or unincorporated joint venture in which such Person is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person).
“Default” means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.
“Default Rate” means the Applicable Rate plus 8.0%.
“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any asset or property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollars” means the lawful currency of the United States.
“Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination; provided, however, the Convertible Notes and any other Debt convertible or exchangeable into any such capital stock and equivalent ownership interests shall not be deemed to be Equity Interests unless and to the extent converted or exchanged.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Borrower within the meaning of §4001 of ERISA or is part of a group that includes the Borrower under §414 of the Code.
“Event of Default” has the meaning set forth in Section 10.
“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between the Borrower and B. Riley Securities, Inc. (as amended, restated, supplemented, or otherwise modified from time to time).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. GAAP will be deemed to treat operating leases and capital leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
“Indemnified Party” has the meaning set forth in Section 13.2(b).
“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Lien” means with respect to any Person, any security interest, lien, encumbrance or other similar interest granted or suffered to exist by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a capital lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
“Loan” means the loan evidenced by this Note in the aggregate original principal amount of Sixty Million and No/100 Dollars ($60,000,000.00).
“Loan Documents” means, collectively, this Note, the Fee Letter, and all other agreements, documents, certificates, and instruments executed and delivered to the Noteholder by the Borrower in connection therewith.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, operations or financial condition of the Borrower; (b) the validity or enforceability of the Note; (c) the rights or remedies of the Noteholder hereunder; or (d) the Borrower’s ability to perform any of its material obligations hereunder.
“Material Contracts” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least Ten Million and No/100 Dollars ($10,000,000.00) annually or which is otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.
“Maturity Date” means the earlier of (a) December 7, 2022 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“Note” has the meaning set forth in the introductory paragraph.
“Noteholder” has the meaning set forth in the introductory paragraph.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Parties” has the meaning set forth in the introductory paragraph.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).
“Payment Date” means (i) the first calendar day of each month commencing on, (A) with respect to any payments of interest, the month immediately succeeding the month in which the Closing Date occurs, and (B) with respect to any payments of principal, August 1, 2022, and (ii) the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.
“Plan” at any one time, means any “employee benefit plan” that is covered by ERISA (other than a Multiemployer Plan) and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.
“Related Parties” with respect to any Person, means such Person’s Affiliates and its and its Affiliates’ respective directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and other representatives.
“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.
“RSU Equity Issuance” means any issuance or sale by the Borrower or any Subsidiary of any Equity Interests that is consummated solely for purposes of making payments to a Governmental Authority of withholding or similar Taxes incurred with respect to such Equity Interests that are due and payable by any future, present or former employee, director, manager or consultant thereof, and any repurchases of Equity Interests with the proceeds of such issuance or sale (including deemed repurchases of Equity Interests), in each case, in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.
“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.
“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, Canada, or other relevant sanctions authority.
“Single Employer Plan” has the meaning set forth in Section 7.14(b)(ii).
“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Equity Interests of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interests in the capital or profits of such partnership, limited liability company, or joint venture or, (c) the beneficial interests in such trust or estate, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.
1.2 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and/or otherwise modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Bridge Loan. Subject to the terms and conditions of this Note, the Noteholder agrees to make in a single advance, a bridge loan to the Borrower on the Closing Date in the principal amount equal to the Loan amount. The amount borrowed under this Section 2, to the extent repaid or prepaid, may not be reborrowed.
3. Payment Dates; Prepayments.
3.1 Payment Dates.
(a) The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest thereon, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Sections 3.2 or 3.3 or in Section 11.
(b) The Borrower shall repay the outstanding principal amount of the Loan to the Noteholder in equal consecutive installments (i.e., amortization amounts) of $12,000,000, each of which shall be payable on each Payment Date (provided, however, that if any such Payment Date is not a Business Day, such installment payment shall be due as set forth in Section 6.3).
3.2 Optional Prepayments. The Borrower may prepay the outstanding principal amount of the Loan in whole or in part at any time or from time to time by paying to the Noteholder on the date of such prepayment, the principal amount thereof to be prepaid, together with accrued and unpaid interest thereon to the date of such prepayment, but without premium or penalty. Amounts applied to repay the Loan under this Section 3.2 shall be applied to the scheduled amortization payments set forth in Section 3.1 as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity). No prepaid amount may be reborrowed.
3.3 Mandatory Prepayments. The Borrower shall be required to prepay the outstanding principal balance of the Loan, together with any accrued interest thereon and fees hereunder, upon the occurrence of the following events and in or to the extent of the following amounts:
(a) Promptly upon (and in any event within five (5) days of) receipt by the Borrower or any Subsidiary of any net cash proceeds from the incurrence by the Borrower or such Subsidiary after the Closing Date of any Debt in an aggregate principal amount in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00) (other than Debt (x) incurred to finance the acquisition of any fixed or capital assets, including any real property assets and (y) incurred under the B. Riley Notes), in an amount equal to the lesser of (A) the net cash proceeds of such Debt and (B) the outstanding principal amount of the Loan; and
(b) Promptly upon (and in any event within five (5) days of) receipt by the Borrower or any Subsidiary of any net cash proceeds from the issuance or sale by the Borrower or such Subsidiary of any Equity Interests (whether issued or sold through a public or private offering), including without limitation, net cash proceeds of the committed equity facility described in Section 8.11 hereof (but excluding, in any event, net cash proceeds from any RSU

Equity Issuance), in an amount equal to the lesser of (x) the net cash proceeds of such issuance or sale of Equity Interests and (y) the outstanding principal amount of the Loan.
Amounts applied to repay the Loan under clauses (a) and (b) of this Section 3.3 shall be applied to the scheduled amortization payments set forth in Section 3.1 as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity). No prepaid amount may be reborrowed.
4. Commitment Fee. On the Closing Date, Borrower shall pay Noteholder a non-refundable commitment fee in immediately available funds in the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00), which amount equates to one percent (1.0%) of the Loan funded on the Closing Date. Such commitment fee shall be paid from the proceeds of the Loan funded on the Closing Date. Once paid such commitment fee shall not be subject to counterclaim or setoff or otherwise affected.
5. Interest.
5.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full in cash, whether at maturity, upon acceleration, by prepayment, or otherwise.
5.2 Payment Dates. Subject to Section 5.3 and Section 6.3, accrued and unpaid interest on the outstanding principal amount of the Loan shall be payable in arrears to the Noteholder on each Payment Date.
5.3 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the then outstanding principal amount of the Loan shall bear interest at the Default Rate from the occurrence of such Event of Default until the date such Event of Default is waived, which interest shall be payable on demand.
5.4 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the outstanding principal amount of the Loan on the day on which the Loan is made, and shall not accrue for the day on which it is paid.
5.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law and the portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.
6. Payment Mechanics.

6.1 Manner of Payments. All payments shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due (or, in the case of optional prepayments, made) by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.
6.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity).
6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.
6.4 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the principal amount of the Loan made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.
6.5 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.
7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:
7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) has the requisite corporate power and authority, and the legal right, to execute and deliver this Note and the other the Loan Documents, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all Laws, except to the extent that the failure to comply therewith has not had, nor could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
7.2 Authorization; Execution and Delivery. The execution and delivery of the Loan Documents by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with its organizational documents. The Borrower has duly executed and delivered to the Noteholder the Loan Documents.

7.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or in order for the Borrower to execute, deliver, or perform any of its obligations under the Loan Documents, except for such consents, authorizations, filings, and notices that have been obtained or made and are in full force and effect.
7.4 No Violations. The execution, delivery and performance of the Loan Documents, and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate, in any material respect, any Law applicable to the Borrower or by which any of its properties or assets may be bound or (b) result in the breach of any Material Contract.
7.5 Enforceability. Each of the Loan Documents is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
7.6 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that have had or could reasonably be expected to have a Material Adverse Effect.
7.7 PATRIOT Act; Anti-Money Laundering Laws. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and Anti-Money Laundering Laws.
7.8 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents while acting on behalf of the Borrower with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower is not, and to the knowledge of the Borrower, no director, officer, employee or agent of the Borrower that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person. No use of proceeds of the Loan or other transaction contemplated by this Note will cause the Borrower to violate any Anti-Corruption Law or applicable Sanctions.
7.9 No Default. No Default or Event of Default has occurred and is continuing.
7.10 Ownership of Property. The Borrower has fee simple title to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property.

7.11 Insurance. The properties of the Borrower are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.
7.12 Material Contracts. The Borrower is not in breach or default in any material respect of or under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.
7.13 Financial Statements. Complete copies of the Borrower’s audited financial statements consisting of the balance sheet of the Borrower as of the end of, and the related statements of income and retained earnings, stockholders’ equity and cash flow for, each of the fiscal years ended as at December 31, 2021 and December 31, 2020 (the “Financial Statements”) have been filed with the Securities and Exchange Commission (the “SEC”). The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis as at the dates and throughout the periods involved, except as otherwise expressly noted therein, including the notes thereto and (ii) fairly present in all material respects the financial condition of the Borrower as of the respective dates with respect to which they were prepared and the results of the operations, stockholders’ equity and cash flow of the Borrower for the periods indicated, except as otherwise expressly noted therein, including the notes thereto. At the date hereof, the Borrower has no material Debt for borrowed money (excluding the B. Riley Notes) that is not set forth on the Financial Statements, otherwise disclosed in public filings made on or prior to the Closing Date with the SEC, or set forth on Schedule 7.13 hereto. Since the last day of the latest fiscal period covered by the Financial Statements, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect.
7.14 Taxes; ERISA.
(a) The Borrower has filed all material Federal, state, and other material tax returns that are required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). To the knowledge of the Borrower, no material tax Lien has been filed, and no material claim is being asserted, with respect to any such tax, fee, or other charge.
(b) ERISA. Except to the extent any failure to so comply has neither resulted in, nor could reasonably be expected to result in a Material Adverse Effect:
(i) Each Plan is in compliance with ERISA, the Code and any Law in all material respects; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is reasonably likely to occur) with respect to any Plan.
(ii) No Plan that is subject to Title IV of ERISA (each, a “Single Employer Plan”) has terminated, and no Lien has been incurred in favor of the PBGC or a Plan.
(iii) Based on the assumptions used to fund each Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made.
(iv) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability that has resulted in or could reasonably be expected to result in a material liability under ERISA, in connection with any Multiemployer Plan.
(v) No such Multiemployer Plan is (or is reasonably expected to be) terminated, in reorganization, or insolvent (within the meaning of §4245 of ERISA).
7.15 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
7.16 Investment Company Act. The Borrower is not, nor is it required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
7.17 Accuracy of Information, Etc. The Borrower has disclosed to the Noteholder in writing all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Note, any other Loan Document, or any other document, certificate, or written statement furnished by or on behalf of the Borrower to the Noteholder, for use in connection with the transactions contemplated by this Note or the other Loan Documents, when taken as a whole, contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not materially misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by the Borrower were reasonably prepared in good faith on a basis believed by management to be reasonable at such time, should not be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and that such differences may be material).
7.18 Solvency. The Borrower is, and after giving effect to the incurrence of the loans under the B. Riley Notes and the consummation of the other transactions contemplated hereby and thereby on the Closing Date, will be, Solvent.

8. Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full (other than inchoate indemnity obligations for which no claim has been made), the Borrower shall:
8.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, and except, in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.2 Compliance. (a) Comply with all Laws applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain in effect and enforce policies and procedures designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
8.3 Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, unless the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.
8.4 Notice of Events of Default; Litigation. As soon as possible and in any event within five (5) Business Days after it becomes aware thereof, notify the Noteholder in writing, (a) that an Event of Default has occurred; (b) of any development or event that has had or could reasonably be expected to have a Material Adverse Effect; or (c) of the threat of or filing of any material action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority against the Borrower or relating to any of its assets. Each notice pursuant to this Section 8.4 shall be accompanied by a statement of an authorized officer of the Borrower setting forth details of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect thereto.
8.5 [Reserved].
8.6 Maintenance of Property; Insurance. Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain insurance with respect to its property and business (including without limitation, property and casualty and business interruption insurance) with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

8.7 Inspection of Property and Books and Records; Discussions. Keep proper books of records and accounts in which entries that are full, true, and correct in all material respects and are in conformity with GAAP shall be made of all material dealings and transactions involving the assets, business and activities of the Borrower, and permit the Noteholder, upon reasonable advance notice and no more often than once during the term of this Note unless an Event of Default has occurred and is continuing, to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss its business operations, properties, and financial and other condition with its officers and employees and its independent certified public accountants.
8.8 Use of Proceeds. Use the proceeds of the Loan solely for working capital and general corporate purposes.
8.9 Financial Statements. Within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall deliver to the Noteholder unaudited financial statements consisting of the balance sheet of the Borrower as at such fiscal quarter-end and the related statements of income and retained earnings, stockholders’ equity and cash flows for the period then-ended and for the fiscal year to such period end date. The financial statements to be delivered under this Section 8.9 shall be prepared in accordance with GAAP applied on a consistent basis as at the dates and throughout the period involved, subject, in the case of the interim financial statements delivered under clause (b) hereof, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes; all in reasonable detail and fairly presenting the financial condition, results of operations, stockholders’ equity and cash flows and in form and scope reasonably satisfactory to the Noteholder. Concurrently with the delivery of the financial statements set forth in this Section 8.9, the treasurer of the Borrower shall certify to the Noteholder that such financial statements were prepared in compliance with this Section 8.9. Notwithstanding the foregoing, for purposes of this Section 8.9, the Borrower shall be deemed to have effectively delivered the foregoing financial statements to the Noteholder when such financial statements are posted on the Internet at the SEC’s website at www.sec.gov.
8.10 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as the Noteholder determines may be necessary or advisable to carry out the intent and purposes of this Note; and provide the Noteholder all reasonably requested information.
8.11 Post-Closing Obligations. On or prior to the date that is sixty (60) days (as such date may be extended by the Noteholder in its sole discretion) following the date of this Note, enter into a $150 million committed equity facility with an Affiliate of Lender, in form, scope and substance satisfactory to the Noteholder and such Affiliate, and file the applicable registration statement with the SEC.
9. Negative Covenants. Until all amounts outstanding under this Note have been paid in full (other than inchoate indemnity obligations for which no claim has been made), the Borrower shall not and shall cause its Subsidiaries not to:

9.1 Mergers. Merge into or consolidate with any other Person (other than another Subsidiary of the Borrower), or permit any other Person (other than another Subsidiary of the Borrower) to merge into or consolidate with it, unless the Borrower (in the case of a merger or consolidation involving the Borrower) or a Subsidiary of the Borrower (in the case of a merger or consolidation involving a Subsidiary of the Borrower) is the continuing or surviving Person, or liquidate or dissolve unless, in the case of a liquidation or dissolution of a Subsidiary, the assets of such Subsidiary are transferred to the Borrower.
9.2 [Reserved].
9.3 Limitation on Dispositions. Dispose of all or substantially all of its property, whether now owned or hereafter acquired.
9.4 Limitation on Restricted Payments. Declare or pay any cash dividend or make any other cash payment on account of any Equity Interests of the Borrower, whether now or hereafter outstanding, in each case, with all or any material portion of the proceeds of the Loan or any Debt.
9.5 Limitation on Prepayments of Debt. Make or offer to make any optional or voluntary payment or prepayment, redemption, defeasance or purchase of any amounts (whether principal or interest) payable of or under any Debt which is contractually subordinated in right of payment to the obligations of the Borrower under this Note.
9.6 Limitation on Transactions With Affiliates. Enter into or be a party to any transaction including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate other than (i) any transaction contemplated by this Note or otherwise not prohibited by the terms hereof; (ii) any transaction on fair and reasonable terms no less favorable to the Borrower and its Subsidiaries than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person; (iii) any transactions already in effect as of the Closing Date; (iv) any transactions disclosed in the Borrower’s filings with the SEC; (v) any customary payments made by the Borrower for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee; (vi) any reasonable and customary compensation arrangement and benefit plan for its officers and other employees entered into or maintained in the ordinary course of business; (vii) any reasonable and customary fee paid to independent members of its board of directors (or other governing body) in the ordinary course of business; or (viii) any sale of Equity Interests to its investors in bona fide equity financings so long as a Change in Control does not occur and/or to any of its former, current or future directors, managers, officers, employees or consultants (or any Affiliate of any of the foregoing).
9.7 Modifications of Certain Agreements. (i) Amend, restate, supplement or otherwise modify any Material Contract or any agreement evidencing Debt for borrowed money or (ii) or enter into any Material Contract or agreement evidencing Debt for borrowed money, in each case in any manner that would (a) prohibit or restrict the ability of the Borrower or any

Subsidiary to pay interest, fees, or repay principal under this Note or (b) (other than a Material Contract relating to any RSU Equity Issuance) require the net cash proceeds from the issuance or sale by the Borrower or such Subsidiary of any Equity Interests (whether issued or sold through a public or private offering) to be paid to any entity other than the Noteholder and the noteholder referred to in clause (ii) of the definition of B. Riley Notes.
10. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:
10.1 Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest, fees or any other amount due and such failure shall continue unremedied for a period of five (5) Business Days.
10.2 Breach of Representations and Warranties. Any representation, warranty, certification, or other statement of fact made or deemed made by the Borrower to the Noteholder hereunder or in the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.
10.3 Breach of Covenants. The Borrower fails to observe or perform (a) any covenant, condition, or agreement contained in Section 8.4, Section 8.9, Section 8.11 or Section 9 of this Note or (b) any other covenant, obligation, condition, or agreement contained in the Fee Letter or this Note, other than those specified in clause (a) above or as specifically provided for elsewhere in this Section 10, and such failure continues for thirty (30) days after written notice to the Borrower.
10.4 Cross-Defaults. (a) The Borrower (i) fails to pay when due any of its Debt having an aggregate principal amount of more than Ten Million and No/100 ($10,000,000.00) (other than Debt arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) fails to observe or perform any other agreement or condition relating to any such Debt, or any other event occurs that would constitute a default under such Debt, the effect of which default is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, such Debt to become due or prepaid, or (b) an Event of Default (as defined in the B. Riley Note referred to in clause (ii) of the definition thereof) occurs under the B. Riley Note referred to in clause (ii) of the definition thereof.
10.5 Bankruptcy.
(a) The Borrower commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;
(b) There is commenced against the Borrower any case, proceeding, or other action of a nature referred to in Section 0 which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;
(c) There is commenced against the Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;
(d) The Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 0, Section 0, or Section 0 above; or
(e) The Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.
10.6 ERISA. (a) The Borrower or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in §406 of ERISA or §4975 of the Code) involving any Plan; (b) any failure to satisfy the minimum funding standard (within the meaning of Sections §412 or §430 of the Code or §302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate; (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of the Borrower or any ERISA Affiliate, which Reportable Event or commencement of proceedings or appointment of trustee is, in the reasonable opinion of the Noteholder, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (d) any Plan of the Borrower or any ERISA Affiliate shall terminate for purposes of Title IV of ERISA; or (e) the Borrower or any ERISA Affiliate shall reasonably be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect.
10.7 Change of Control. A Change of Control occurs.
10.8 [Reserved.]
10.9 Judgments. One or more judgments or decrees shall be entered against the Borrower in an amount exceeding Ten Million and No/100 Dollars ($10,000,000.00) and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

11. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon, all fees hereunder and all other amounts payable under this Note, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under this Note or applicable Law or in equity; provided, however, that if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Loan and all the other fees and amounts hereunder shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.
12. Conditions Precedent. The obligation of the Noteholder to make the Loan required to be made by it hereunder on the Closing Date is subject to the satisfaction or the waiver by the Noteholder of the following conditions precedent:
(a) The Noteholder shall have received:
(i) this Note, duly executed and delivered by an authorized officer of the Borrower;
(ii) the Fee Letter, duly executed and delivered by an authorized officer of the Borrower;
(iii) in form and substance satisfactory to the Noteholder, a certificate of the Borrower, certified by an authorized officer of the Borrower, including:
(A) a certificate of incorporation of the Borrower certified by the Secretary of State of the State of Delaware;
(B) by-laws of the Borrower as in effect on the date on which the resolutions referred to below were adopted;
(C) resolutions of the governing body of the Borrower approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action;
(D) a certification that the names, titles, and signatures of the officers of the Borrower authorized to sign each Loan Document and other documents to be delivered hereunder and thereunder are true and correct; and
(E) a long-form good standing certificate for the Borrower from the Secretary of State of the State of Delaware;
(iv) a customary legal opinion of Cooley LLP, counsel to the Borrower in form, scope and substance satisfactory to the Noteholder;
(v) an officer’s certificate in the form of Exhibit A attached hereto duly executed by the treasurer of the Borrower; and

(vi) such other documents as the Noteholder may reasonably request;
(b) The representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, then such representations and warranties shall be true and correct in all material respects as of such earlier date;
(c) No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the loans made on the Closing Date under the B. Riley Notes; and
(d) Payment of all fees required to be paid and payment of all expenses for which invoices have been presented (including the fees and expenses of legal counsel), on or before the Closing Date.
13. Miscellaneous.
13.1 Notices.
All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing (including, via e-mail) in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:
If to the Borrower:
Core Scientific, Inc.
106 East 6th Street, Suite 900-145
Austin, TX 78701
Attention: Todd M. DuChene
Email: [***]

With a copy to (which shall not constitute notice):
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Nicholas H.R. Dumont
Telephone: [***]
Email: [***]
If to the Noteholder:
BRF Finance Co., LLC

30870 Russell Ranch Road Ste. 250, Westlake Village, CA 91362
Attn: General Counsel
Telephone: [***]
Email: [***]
With a copy to (which shall not constitute notice):
Duane Morris LLP
1540 Broadway
New York, NY 10036
Attn: James T. Seery
Telephone: [***]
Email: [***]
Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).
13.2 Expenses; Indemnification.
(a) The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable and documented out-of-pocket expenses and fees of its counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note and the Fee Letter and the enforcement of the Noteholder’s rights hereunder and thereunder, plus disbursements for searches, recording and similar expenses.
(b) The Borrower agrees to indemnify and hold harmless the Noteholder and each of its Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, and related expenses (including the fees, charges, and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party) incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower ) arising out of, in connection with, or by reason of:
(c) the execution or delivery of this Note, the Fee Letter or any agreement or instrument contemplated in this Note or the Fee Letter, the performance by the parties thereto of their respective obligations under this Note or the Fee Letter, or the consummation of the transactions contemplated by this Note or the Fee Letter;
(d) any Loan or the actual or proposed use of the proceeds therefrom;

(e) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Borrower, or any environmental liability related to the Borrower in any way; or
(f) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto;
(g) provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction in a final non-appealable order to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (B) result from a claim brought by the Borrower against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under any Loan Document or (C) arise in connection with claims solely among the Indemnified Parties. This Section 13.2 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.
(h) The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Note or the Fee Letter or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the date of this Note).
(i) All amounts due under Section 13.2 shall be payable not later than two (2) Business Days after demand is made for payment by the Noteholder.
(j) The Borrower agrees that will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 13.2 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding.
13.3 Governing Law. This Note and the Fee Letter and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note or the Fee Letter and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York.
13.4 Submission to Jurisdiction.
Each Party hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Fee Letter may be brought in the courts of the State of New York or of the United States of America for the Southern

District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against a Party in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.
Nothing in this Section 13.4 shall affect the right of Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.
13.5 Venue. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Fee Letter in any court referred to in Section 13.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
13.6 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.
13.7 Integration. This Note and the Fee Letter constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.
13.8 Successors and Assigns. This Note may not be assigned or transferred by the Noteholder to any Person other than (a) an Affiliate of the Noteholder or (b) so long as no Event of Default is then continuing, any other Person (other than a natural person) in the business of making loans and other extensions of credit with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and which consent shall be deemed granted five (5) Business Days after the Noteholder has provided the Borrower a copy of the proposed assignment agreement for approval, unless the Borrower shall object thereto by written notice to the Noteholder within five (5) Business Days after having received notice thereof and provide in such written notice the basis for such objection, or (c) to any financing source of the Noteholder in any bankruptcy or foreclosure proceeding against the Noteholder. Notwithstanding the foregoing, this Note may not be assigned or transferred by the Noteholder to any Person that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Person”) unless such Non-U.S. Person has delivered to the Borrower executed copies of the appropriate Internal Revenue Service (“IRS”) Form W-8 together with any additional supporting information necessary to establish that any payments by the Borrower to such Non-U.S. Person pursuant to the Note are exempt from U.S. federal withholding tax or otherwise the U.S. federal withholding tax rate on such payments is reduced to zero. In the event this Note is assigned or transferred by the Noteholder to any Person that is a United States person within the meaning of Section 7701(a)(30) of the Code, such Person shall provide the Borrower with executed copies of IRS Form W-9 certifying that the Noteholder is exempt from U.S. federal backup withholding tax. The Noteholder may pledge this Note and grant security interests herein to any financing source of the Noteholder. The Borrower may not assign or transfer this Note or any of its rights or obligations hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.
13.9 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.
13.10 PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.
13.11 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
13.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.
13.13 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
13.14 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).
13.15 Severability. If any term or provision of this Note or the Fee Letter is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or the Fee Letter or invalidate or render unenforceable such term or provision in any other jurisdiction.
13.16 Withholding. Prior to the Closing Date, the Noteholder shall provide the Borrower with executed copies of IRS Form W-9 certifying that the Noteholder is exempt from U.S. federal backup withholding tax or, in the event the Noteholder is not a United States person within the meaning of Section 7701(a)(30) of the Code, executed copies of the appropriate IRS Form W-8 together with any additional supporting information necessary to establish that any payments by the Borrower to the Noteholder pursuant to the Note and the Fee Letter are exempt from U.S. federal withholding tax.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

CORE SCIENTIFIC, INC.

By /s/ Denise Sterling
Name: Denise Sterling
Title: Chief Financial Officer

Exhibit A
Payments on the Loan

Schedule 7.13
Debt Incurred Since Last SEC Filing

Exhibit A
Officer’s Certificate

Schedule A
Debt Agreements